Exhibit 99.1
Life Technologies Announces Redemption of 2% Convertible Senior Notes Due 2023
Carlsbad, Calif., July 7, 2010 — Life Technologies Corporation (NASDAQ: LIFE) announced today that it has given notice of its intention to redeem all of the outstanding 2% Convertible Senior Notes due 2023 (the “2023 Convertible Notes”) on August 6, 2010. As of June 30, 2010 there was $349,544,000 in aggregate principal amount of the 2023 Convertible Notes outstanding. The redemption notice provided includes cusips 46185RAF7 and 46185RAJ9.
The 2023 Convertible Notes are convertible at any time prior to 5:00 p.m. Eastern Time, August 5, 2010 at a rate of 29.3094 shares of common stock per $1,000 principal amount of the 2023 Convertible Notes surrendered. The 2023 Convertible Notes surrendered for conversion will be settled in cash and stock in accordance with the provisions of the indentures.
The U.S. Bank National Association, the trustee for the 2023 Convertible Notes, is mailing a Notice of Redemption to all registered holders of the 2023 Convertible Notes on July 7, 2010. Copies of such Notice of Redemption and additional information relating to the procedure for redemption and/or conversion of the 2023 Convertible Notes may be obtained from the U.S. Bank National Association by calling (800) 934-6802.
About Life Technologies
Life Technologies Corporation (NASDAQ: LIFE) is a global biotechnology tools company dedicated to improving the human condition. Our systems, consumables and services enable researchers to accelerate scientific exploration, driving to discoveries and developments that make life even better. Life Technologies customers do their work across the biological spectrum, working to advance personalized medicine, regenerative science, molecular diagnostics, agricultural and environmental research, and 21st century forensics. Life Technologies had sales of $3.3 billion in 2009, employs approximately 9,000 people, has a presence in approximately 160 countries, and possesses a rapidly growing intellectual property estate of approximately 3,900 patents and exclusive licenses. Life Technologies was created by the combination of Invitrogen Corporation and Applied Biosystems Inc., and manufactures both in-vitro diagnostic products and research use only-labeled products. For more information on how we are making a difference, please visit our website: www.lifetechnologies.com.
Contact Information:
Investor Relations
Eileen Pattinson
760-603-7208
eileen.pattinson@lifetech.com
Rebecca Chambers
760-268-7971
rebecca.chambers@lifetech.com